Exhibit 99.1
FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports Second Quarter 2024 Results

RUTHERFORD, NJ, July 24, 2024 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $2.3 million, or $0.11 per diluted common share, for the three months ended June 30, 2024, compared to net loss of $2.8 million, or $0.13 per diluted common share, for the three months ended March 31, 2024, and a net loss of $1.8 million, or $0.08 per diluted common share, for the three months ended June 30, 2023.
James D. Nesci, President and Chief Executive Officer, commented, “Deposit growth continued in the second quarter despite the highly competitive environment in our market area. We remain focused on growing the commercial loan portfolios and saw increases in commercial real estate and construction lending.”
Mr. Nesci continued, “The Company continues to maintain its strong capital position and access to liquidity. We continued to repurchase shares and increased our tangible book value to $14.69 per share.”
Commenting on the recent appointment of John F. Kuntz to the Board of Directors, Mr. Nesci remarked, “We are delighted to welcome Mr. Kuntz to Blue Foundry’s Board of Directors. His years of combined legal and operational expertise leading financial institutions will be invaluable to the Company.”
Highlights for the second quarter of 2024:
•Deposits increased $20.0 million, or 1.55% compared to the prior quarter.
•Uninsured deposits to third-party customers totaled approximately 12% of total deposits as of June 30, 2024.
•Interest income for the quarter was $21.3 million, an increase of $450 thousand, or 2.2%, compared to the prior quarter.
•Interest expense for the quarter was $11.7 million, an increase of $294 thousand, or 2.6%, compared to the prior quarter.
•Net interest margin increased four basis points from the prior quarter to 1.96%.
•Release of provision for credit losses of $762 thousand due to the impact of the change in forecast on the loan portfolio, coupled with a decline in portfolio balances and unused lines of credit.
•Book value per share was $14.70 and tangible book value per share was $14.69. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•386,352 shares were repurchased under our share repurchase plans at a weighted average share price of $8.84 per share.
Loans
The Company continues to focus on diversifying its lending portfolio by growing its commercial portfolios. During the first six months of 2024, while total loans decreased by $13.3 million, the construction and commercial real estate portfolios increased by $11.5 million and $9.4 million, respectively. The residential and multifamily portfolios decreased by $24.5 million and $11.4 million, respectively.

The details of the loan portfolio are below:

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(In thousands)
Residential	$526,453	$540,427	$550,929	$567,384	$580,396
Multifamily	671,185	671,011	682,564	689,966	696,956
Commercial real estate	241,867	244,207	232,505	236,325	237,247
Construction	71,882	63,052	60,414	45,064	36,032
Junior liens	23,653	22,052	22,503	22,297	21,338
Commercial and industrial	12,261	13,372	11,768	9,904	9,743
Consumer and other	83	56	47	50	33
Total loans	1,547,384	1,554,177	1,560,730	1,570,990	1,581,745
Less: Allowance for credit losses	13,027	13,749	14,154	13,872	14,413
Loans receivable, net	$1,534,357	$1,540,428	$1,546,576	$1,557,118	$1,567,332
Deposits
As of June 30, 2024, deposits totaled $1.31 billion, an increase of $66.3 million, or 5.32%, from December 31, 2023, mostly due to the increases of $74.9 million in time deposits and $7.2 million in NOW and demand accounts, partially offset by decreases in non-interest bearing deposits and savings of $3.0 million and $12.8 million, respectively. The Company’s strategy is to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products. While there is strong competition for deposits in the northern New Jersey market, we were able to increase customer deposits during the quarter. Brokered deposits remain unchanged since year end 2023.
The details of deposits are below:

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(In thousands)
Non-interest bearing deposits	$24,733	$25,342	$27,739	$23,787	$26,067
NOW and demand accounts	368,386	373,172	361,139	378,268	404,407
Savings	246,559	250,298	259,402	278,665	315,713
Core deposits	639,678	648,812	648,280	680,720	746,187
Time deposits	671,478	642,372	596,624	572,384	521,074
Total deposits	$1,311,156	$1,291,184	$1,244,904	$1,253,104	$1,267,261
Financial Performance Overview:
Second quarter of 2024 compared to the first quarter of 2024
Net interest income compared to the first quarter of 2024:
•Net interest income was approximately $9.6 million in the three months ended June 30, 2024 compared to $9.4 million in the first quarter of 2024 as the increase in interest received on interest-earning assets outpaced the increase in interest paid on interest-bearing liabilities.
•Net interest margin increased by four basis points to 1.96%.
•Yield on average interest-earning assets increased 12 basis points to 4.37%, while the cost of average interest-bearing liabilities increased eight basis points to 2.94%.
•Average interest-earning assets decreased by $9.4 million and average interest-bearing liabilities decreased by $4.8 million.

Non-interest income compared to the first quarter of 2024:
•Non-interest income increased $85 thousand due to a gain of $123 thousand on the sale of REO property during the quarter, partially offset by a reduction in service charge income.
Non-interest expense compared to the first quarter of 2024:
•Non-interest expense decreased $27 thousand primarily driven by decreases in professional fees and data processing expense of $107 thousand and $52 thousand, respectively, partially offset by an increase of $86 thousand in compensation and benefits expenses and an increase of $70 thousand in occupancy and equipment.
Income tax expense compared to the first quarter of 2024:
•The Company did not record a tax benefit for the losses incurred during the second quarter of 2024 and the first quarter of 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At June 30, 2024, the valuation allowance on deferred tax assets was $23.5 million.
Second quarter of 2024 compared to the second quarter of 2023
Net interest income compared to the second quarter of 2023:
•Net interest income was $9.6 million for the three months ended June 30, 2024 compared to $10.9 million for the same period in 2023. The decrease was largely due to increases in rates paid on interest-bearing liabilities.
•Net interest margin decreased by 21 basis points to 1.96%.
•Yield on average interest-earning assets increased 44 basis points to 4.37%, while the cost of average interest-bearing liabilities increased 76 basis points to 2.94%.
•Average interest-earning assets decreased by $57.6 million and average interest-bearing liabilities decreased by $24.3 million. Average FHLB advances decreased by $95.4 million, while average interest-bearing deposits increased by $71.1 million.
Non-interest income compared to the second quarter of 2023:
•Non-interest income increased $156 thousand due, in part, to a gain of $123 thousand on the sale of REO property during the quarter.
Non-interest expense compared to the second quarter of 2023:
•Non-interest expense was $13.2 million, an increase of $247 thousand driven by increases of $570 thousand and $138 thousand in compensation and benefits expenses and occupancy and equipment expenses, respectively, partially offset by decreases of $141 thousand in professional services and $200 thousand in data processing.
Income tax expense compared to the second quarter of 2023:
•The Company did not record a tax benefit for the losses incurred during the second quarters of 2024 and 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At June 30, 2024, the valuation allowance on deferred tax assets was $23.5 million.
Six Months Ended June 30, 2024 compared to the six months ended June 30, 2023
Net interest income compared to the six months ended June 30, 2023:
•Net interest income was $19.0 million, a decrease of $3.9 million.
•Net interest margin decreased 35 basis points to 1.94%.
•Yield on average interest-earning assets increased 43 basis points to 4.30% while the cost of average interest-bearing liabilities increased 91 basis points to 2.89%.
•Average interest-earning assets decreased by $42.5 million and average interest-bearing deposits increased by $41.7 million.
•Average borrowings decreased by $40.7 million.

Non-interest income compared to the six months ended June 30, 2023:
•Non-interest income increased $123 thousand due to the gain on the sale of REO property during the quarter.
Non-interest expense compared to the six months ended June 30, 2023:
•Non-interest expense was $26.5 million, a decrease of $168 thousand.
•Fees for professional services decreased by $391 thousand and data processing expense decreased by $414 thousand. These decreases were partially offset by increases of $348 thousand in occupancy and equipment costs and $272 thousand in compensation and benefits expense.
Income tax expense compared to the six months ended June 30, 2023:
•The Company did not record a tax benefit for the losses incurred during the six months ended June 30, 2024 and 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At June 30, 2024, the valuation allowance on deferred tax assets was $23.5 million.
Balance Sheet Summary:
June 30, 2024 compared to December 31, 2023
Cash and cash equivalents:
•Cash and cash equivalents increased $14.2 million to $60.3 million.
Securities available-for-sale:
•Securities available-for-sale increased $14.0 million to $297.8 million due to purchases partially offset by maturities and paydowns.
•Unrealized losses increased $748 thousand to $31.4 million.
Other investments:
•Other investments decreased $2.4 million due to a decrease in FHLB stock as a result of a reduction in FHLB borrowings.
Total loans:
•Total loans held for investment decreased $13.3 million to $1.55 billion.
•Residential loans and multifamily loans decreased $24.5 million and $11.4 million, respectively, partially offset by increases in construction loans of $11.5 million and in commercial real estate loans of $9.4 million, in line with our strategy to further diversify our loan portfolio.
•The Company sold its REO property during the second quarter at a gain of $123 thousand.
Deposits:
•Deposits totaled $1.31 billion, an increase of $66.3 million from December 31, 2023. This was largely the result of a $74.9 million increase in certificate of deposits.
•Core deposits (defined as non-interest bearing checking, NOW and demand accounts and savings accounts) represented 48.8% of total deposits, compared to 52.1% at December 31, 2023.
•Brokered deposits totaled $125.0 million at both June 30, 2024 and December 31, 2023.
•Uninsured and uncollateralized deposits to third-party customers were $150.9 million, or 12% of total deposits, at the end of the second quarter.
Borrowings:
•FHLB borrowings decreased $55.0 million to $342.5 million as deposit growth outpaced asset growth.
•As of June 30, 2024, the Company had $360.5 million of additional borrowing capacity at the FHLB and $33.1 million of other unsecured lines of credit.
Capital:
•Shareholders’ equity decreased $10.0 million to $345.6 million. The decrease was primarily driven by the repurchase of shares, including net shares, at a cost of $8.8 million and the year-to-date loss.

•Tangible equity to tangible assets was 16.88% and tangible common equity per share outstanding was $14.69. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.
Asset quality:
•As of June 30, 2024, the allowance for credit losses (“ACL”) on loans as a percentage of gross loans was 0.84%.
•The Company recorded a net release of provision for credit losses of $762 thousand and $1.3 million for the three and six months ended June 30, 2024, driven by decreases in all categories. For the second quarter of 2024, there was a release of $706 thousand in the ACL for loans, $49 thousand in the ACL for off-balance-sheet commitments and $7 thousand in the ACL for held-to-maturity securities. There was a release of $1.1 million in the ACL for loans, $170 thousand in the ACL for off-balance-sheet commitments and $25 thousand in the ACL for held-to-maturity securities for the six months ended June 30, 2024. The release was driven by improvements in the economic forecast for the key drivers of our model as well as decreases in off-balance-sheet commitments.
•Non-performing loans totaled $6.2 million, or 0.40% of total loans compared to $5.9 million, or 0.38% of total loans at December 31, 2023.
•Net charge-offs were $16 thousand for the quarter ended June 30, 2024.
•Ratio of allowance for credit losses on loans to non-performing loans was 209.84% at June 30, 2024 compared to 239.98% at December 31, 2023.
About Blue Foundry
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.
Conference Call Information
A conference call covering Blue Foundry’s second quarter 2024 earnings announcement will be held today, Wednesday, July 24, 2024 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-833-470-1428 (toll free) or +1-404-975-4839 (international) and use access code 057129. The webcast (audio only) will be available on ir.bluefoundrybank.com. The conference call will be recorded and will be available on the Company’s website for one month.
Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase in the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	June 30, 2024	March 31, 2024	December 31, 2023
	(unaudited)	(unaudited)	(audited)
	(Dollars in Thousands)
ASSETS
Cash and cash equivalents	$60,262	$53,753	$46,025
Securities available-for-sale, at fair value	297,790	265,191	283,766
Securities held to maturity	33,169	33,217	33,254
Other investments	17,942	17,908	20,346
Loans, net	1,534,357	1,540,428	1,546,576
Real estate owned, net	—	593	593
Interest and dividends receivable	7,882	8,001	7,595
Premises and equipment, net	30,858	31,696	32,475
Right-of-use assets	24,596	24,454	25,172
Bank owned life insurance	22,274	22,153	22,034
Other assets	16,322	30,393	27,127
Total assets	$2,045,452	$2,027,787	$2,044,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,311,156	$1,291,184	$1,244,904
Advances from the Federal Home Loan Bank	342,500	342,500	397,500
Advances by borrowers for taxes and insurance	9,875	9,368	8,929
Lease liabilities	26,243	26,081	26,777
Other liabilities	10,081	8,498	11,213
Total liabilities	1,699,855	1,677,631	1,689,323
Shareholders’ equity	345,597	350,156	355,640
Total liabilities and shareholders’ equity	$2,045,452	$2,027,787	$2,044,963

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(Dollars in thousands)
Interest income:
Loans	$17,570	$17,192	$16,481	$34,762	$32,050
Taxable investment income	3,686	3,614	3,172	7,300	6,324
Non-taxable investment income	36	36	112	72	223
Total interest income	21,292	20,842	19,765	42,134	38,597
Interest expense:
Deposits	9,132	8,413	5,173	17,545	9,327
Borrowed funds	2,587	3,012	3,686	5,599	6,423
Total interest expense	11,719	11,425	8,859	23,144	15,750
Net interest income	9,573	9,417	10,906	18,990	22,847
(Release of) provision for credit losses	(762)	(535)	143	(1,297)	120
Net interest income after (release of) provision for credit losses	10,335	9,952	10,763	20,287	22,727
Non-interest income:
Fees and service charges	296	329	280	625	542
Gain on sale of loans	—	36	24	36	159
Other income	240	86	76	326	163
Total non-interest income	536	451	380	987	864
Non-interest expense:
Compensation and employee benefits	7,635	7,549	7,065	15,184	14,912
Occupancy and equipment	2,262	2,192	2,124	4,454	4,106
Data processing	1,335	1,387	1,535	2,722	3,136
Advertising	52	72	77	124	149
Professional services	623	730	764	1,353	1,744
Federal deposit insurance	194	199	231	393	336
Other	1,114	1,113	1,172	2,227	2,242
Total non-interest expense	13,215	13,242	12,968	26,457	26,625
Loss before income tax expense	(2,344)	(2,839)	(1,825)	(5,183)	(3,034)
Income tax expense	—	—	—	—	—
Net loss	$(2,344)	$(2,839)	$(1,825)	$(5,183)	$(3,034)
Basic loss per share	$(0.11)	$(0.13)	$(0.08)	$(0.24)	$(0.13)
Diluted loss per share	$(0.11)	$(0.13)	$(0.08)	$(0.24)	$(0.13)
Weighted average shares outstanding
Basic	21,735,002	22,095,260	24,249,714	21,914,811	24,131,017
Diluted (1)	21,735,002	22,095,260	24,249,714	21,914,811	24,131,017
(1) The assumed vesting of outstanding restricted stock units had an antidilutive effect on diluted earnings per share due to the Company’s net loss for the 2024 and 2023 periods.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Dollars in thousands)
Performance Ratios (%):
Return on average assets	(0.47)	(0.56)	(0.57)	(0.27)	(0.35)
Return on average equity	(2.71)	(3.23)	(3.25)	(1.55)	(1.95)
Interest rate spread (1)	1.43	1.40	1.33	1.48	1.75
Net interest margin (2)	1.96	1.92	1.84	1.94	2.17
Efficiency ratio (3) (4)	130.73	134.19	128.41	120.98	114.90
Average interest-earning assets to average interest-bearing liabilities	122.28	122.50	122.93	123.05	130.77
Tangible equity to tangible assets (4)	16.88	17.25	17.37	17.07	17.59
Book value per share (5)	$14.70	$14.61	$14.51	$14.27	$14.38
Tangible book value per share (4)(5)	$14.69	$14.60	$14.49	$14.24	$14.35

Asset Quality:
Non-performing loans	$6,208	$6,691	$5,898	$6,139	$7,736
Real estate owned, net	—	593	593	593	—
Non-performing assets	$6,208	$7,284	$6,491	$6,732	$7,736
Allowance for credit losses to total loans (%)	0.84	0.88	0.91	0.88	0.91
Allowance for credit losses to non-performing loans (%)	209.84	205.48	239.98	225.97	186.31
Non-performing loans to total loans (%)	0.40	0.43	0.38	0.39	0.49
Non-performing assets to total assets (%)	0.30	0.36	0.32	0.33	0.37
Net charge-offs to average outstanding loans during the period (%)	—	—	—	0.01	—

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
(5) June 30, 2024 per share metrics computed using 23,505,357 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,550,736	$17,570	4.56%	$1,555,534	$17,192	4.45%	$1,583,057	$16,481	4.18%
Mortgage-backed securities	167,219	960	2.31%	160,349	876	2.20%	174,398	967	2.22%
Other investment securities	175,394	1,688	3.87%	183,717	1,652	3.62%	198,588	1,505	3.04%
FHLB stock	17,223	447	10.44%	20,123	492	9.83%	22,832	342	6.00%
Cash and cash equivalents	51,290	627	4.92%	51,561	630	4.92%	40,614	470	4.64%
Total interest-earning assets	1,961,862	21,292	4.37%	1,971,284	20,842	4.25%	2,019,489	19,765	3.93%
Non-interest earning assets	56,826			59,357			56,280
Total assets	$2,018,688			$2,030,641			$2,075,769
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$611,931	1,955	1.28%	$616,169	1,937	1.26%	$754,048	2,217	1.18%
Time deposits	655,755	7,177	4.40%	619,220	6,476	4.21%	442,547	2,956	2.68%
Interest-bearing deposits	1,267,686	9,132	2.90%	1,235,389	8,413	2.74%	1,196,595	5,173	1.73%
FHLB advances	336,742	2,587	3.09%	373,874	3,012	3.24%	432,137	3,686	3.42%
Total interest-bearing liabilities	1,604,428	11,719	2.94%	1,609,263	11,425	2.86%	1,628,732	8,859	2.18%
Non-interest bearing deposits	25,076			26,491			26,914
Non-interest bearing other	41,061			41,569			44,240
Total liabilities	1,670,565			1,677,323			1,699,886
Total shareholders' equity	348,123			353,318			375,883
Total liabilities and shareholders' equity	$2,018,688			$2,030,641			$2,075,769
Net interest income		$9,573			$9,417			$10,906
Net interest rate spread (2)			1.43%			1.39%			1.75%
Net interest margin (3)			1.96%			1.92%			2.17%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Six Months Ended June 30,
	2024			2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,553,135	$34,762	4.49%	$1,568,170	$32,050	4.12%
Mortgage-backed securities	163,784	1,836	2.25%	176,987	1,949	2.22%
Other investment securities	179,555	3,340	3.73%	198,827	3,017	3.06%
FHLB stock	18,673	939	10.08%	21,494	649	6.09%
Cash and cash equivalents	51,426	1,257	4.90%	43,556	932	4.31%
Total interest-earning assets	1,966,573	42,134	4.30%	2,009,034	38,597	3.87%
Non-interest earning assets	58,108			56,112
Total assets	$2,024,681			$2,065,146
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$614,049	$3,891	1.27%	$780,362	$4,227	1.09%
Time deposits	637,488	13,654	4.30%	429,465	5,100	2.39%
Interest-bearing deposits	1,251,537	17,545	2.81%	1,209,827	9,327	1.55%
FHLB advances	355,308	5,599	3.16%	396,025	6,423	3.27%
Total interest-bearing liabilities	1,606,845	23,144	2.89%	1,605,852	15,750	1.98%
Non-interest bearing deposits	25,786			30,091
Non-interest bearing other	41,314			44,543
Total liabilities	1,673,945			1,680,486
Total shareholders' equity	350,736			384,660
Total liabilities and shareholders' equity	$2,024,681			$2,065,146
Net interest income		$18,990			$22,847
Net interest rate spread (2)			1.41%			1.89%
Net interest margin (3)			1.94%			2.29%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)
This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Net income, as presented in the Consolidated Statements of Operations, includes the provision for credit losses and income tax expense, while pre-provision net revenue does not.

	Three months ended
	June 30, 2024	March 31, 2024		December 31, 2023	September 30, 2023	June 30, 2023
	(Dollars in thousands, except per share data)
Pre-provision net revenue and efficiency ratio:
Net interest income	$9,573	$9,417		$9,196	$9,876	$10,906
Other income	536	451		572	369	380
Total revenue	10,109	9,868		9,768	10,245	11,286
Operating expenses	13,215	13,242		12,543	12,394	12,968
Pre-provision net loss	$(3,106)	$(3,374)		$(2,775)	$(2,149)	$(1,682)
Efficiency ratio	130.7%	134.2%		128.4%	121.0%	114.9%

Core deposits:
Total deposits	$1,311,156	$1,291,184		$1,244,904	$1,253,104	$1,267,261
Less: time deposits	671,478	642,372		596,624	572,384	521,074
Core deposits	$639,678	$648,812		$648,280	$680,720	$746,187
Core deposits to total deposits	48.8%	50.2%		52.1%	54.3%	58.9%

Total assets	$2,045,452	$2,027,787		$2,044,963	$2,101,055	$2,080,514
Less: intangible assets	386	473		557	644	730
Tangible assets	$2,045,066	$2,027,314		$2,044,406	$2,100,411	$2,079,784

Tangible equity:
Shareholders’ equity	$345,597	$350,156		$355,640	$359,149	$366,534
Less: intangible assets	386	473		557	644	730
Tangible equity	$345,211	$349,683		$355,083	$358,505	$365,804

Tangible equity to tangible assets	16.88%	17.25%		17.37%	17.07%	17.59%

Tangible book value per share:
Tangible equity	$345,211	$349,683	$—	$355,083	$358,505	$365,804
Shares outstanding	23,505,357	23,958,888		24,509,950	25,174,412	25,493,422
Tangible book value per share	$14.69	$14.60		$14.49	$14.24	14.35